News Release

Sami Mnaymneh and Matthew Sanford
Join Milacron’s Board

CINCINNATI, OH, November 9, 2007...Milacron Inc. (NYSE: MZ) today announced the appointment of two new directors to its board: Sami W. Mnaymneh and Matthew S. Sanford, both from H.I.G. Capital.

“We are pleased to welcome Sami Mnaymneh and Matthew Sanford to our board,” said Ronald D. Brown, Milacron chairman, president and chief executive officer. “They bring to Milacron very strong backgrounds in finance and operational expertise and we welcome their advice and contributions to the company going forward.”

The number of directors on Milacron’s board remains at 13, as former directors Eric Schneider and Norman Cohen have resigned.

Sami Mnaymneh, 46, is a co-founding partner of H.I.G. Capital and has served as a managing partner of the firm since 1993. He has directed the firm’s development since its founding and approves all capital commitments made by H.I.G. Prior to joining H.I.G., he was a managing director at The Blackstone Group, and prior to that he was a vice president in the mergers and acquisitions department at Morgan Stanley & Co. He holds a bachelor of arts degree from Columbia University, a masters in business administration from Harvard Business School and a juris doctor from Harvard Law School.

Matthew Sanford, 38, is a managing director at H.I.G. Capital and currently serves on the board of directors of several H.I.G. companies. Prior to joining H.I.G., he held management consulting positions with Bain & Company, a leading strategy consulting firm, and with Pittiglio, Rabin, Todd and McGrath, a leading operations consulting firm to technology-based businesses. He holds a bachelor of arts degree from Stanford University and a masters in business administration from Harvard Business School.

H.I.G. Capital is a leading middle market private investment firm, founded in 1993. It has over $4 billion of equity capital under management focusing on venture capital and traditional leveraged buyout investments. On October 2, 2007, Bayside Capital, an affiliate of H.I.G. Capital, acquired the majority of Milacron’s Series B Preferred Convertible Stock.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

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